Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES REPORTS 2020 SECOND QUARTER RESULTS

CHATTANOOGA, Tenn., August 5, 2020/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the second quarter ended June 30, 2020.

For the second quarter of 2020, net sales were $128.5 million, a decrease of 42.2%, compared to $222.3 million for the second quarter of 2019. Net income in the second quarter of 2020 was $5.8 million, or $0.51 per share, a decrease of 45.5%, compared to net income of $10.7 million, or $0.94 per share, in the prior year period. Long-term obligations decreased by $25.0 million, reducing our credit facility balance to $5.0 million as of June 30, 2020.

Gross profit for the second quarter of 2020 was $17.7 million, or 13.8% of net sales, compared to $25.2 million, or 11.3% of net sales, for the second quarter of 2019. Selling, general and administrative expenses were $10.1 million, or 7.8% of net sales, compared to $11.0 million, or 4.9% of net sales, in the prior year period.

For the six months ended June 30, 2020, net sales were $304.6 million, a decrease of 27.4% compared to $419.6 million in the prior year period. The Company reported net income of $11.3 million, or $0.99 per share for the six months of 2020, a decrease of 41.8% compared to net income of $19.3 million, or $1.70 per share for the first six months of 2019.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable September 14, 2020 to shareholders of record at the close of business on September 7, 2020, the thirty-ninth consecutive quarter that the Company has paid a dividend.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “Our performance during the second quarter continued to be impacted by the ongoing COVID-19 pandemic. Second quarter revenue declined 42.2% year-over-year as a result of temporary shutdowns of some of our facilities, the shutdown of part of our supply chain, and the implementation of health and safety operating adjustments, all of which weighed on our production capacity. Despite the challenging circumstances, we remained focused on optimizing our production schedules to meet customer demand and reduce operating costs, while maintaining stringent social distancing and sanitary protocols to protect the health and safety of our employees. Additionally, we maintained a constant dialogue with our distribution network throughout the quarter so we could quickly and efficiently fulfill customer orders. I am very proud of the continued commitment to operational excellence from the entire Miller team as we work together to navigate the business through this uncertain market environment.”

– MORE –

MILLER INDUSTRIES REPORTS 2020 SECOND QUARTER RESULTS	PAGE 2

Mr. Badgley continued, “During the second quarter, we continued to invest in crucial technological improvements that will further enhance our operational efficiency and enable us to emerge from this pandemic stronger than before. While we are still in the early stages of this rollout, I am pleased to announce that we remain on schedule. In addition to our operational improvements, we reduced our outstanding debt levels during the quarter to further strengthen our balance sheet and increase financial flexibility as we operate in this unpredictable environment. As we move into the second half of 2020, I am confident that our unwavering dedication to operational efficiency and our healthy balance sheet position us favorably to capitalize on future growth coming out of this crisis.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 6, 2020, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/36351

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 13, 2020. The replay number is 1-844-512-2921, Passcode 21967043.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE -

MILLER INDUSTRIES REPORTS 2020 SECOND QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the effects of the coronavirus known as COVID-19 on our revenues, results of operations and financial condition; the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts; changes in price and availability (including as a result of the imposition of additional tariffs and the impact of the outbreak of COVID-19) of aluminum, steel, petroleum-related products and other purchased component parts; delays in receiving supplies of such materials or parts; our customers’ access to capital and credit to fund purchases; operational challenges caused by changes in our sales volume; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; failure to comply with domestic and foreign anti-corruption laws; competition and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

- MORE -

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2020	2019	Change	2020	2019	Change
NET SALES	$128,529	$222,346	-42.2%	$304,583	$419,559	-27.4%

COSTS OF OPERATIONS	110,802	197,133	-43.8%	268,318	371,749	-27.8%

GROSS PROFIT	17,727	25,213	-29.7%	36,265	47,810	-24.1%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	10,067	10,968	-8.2%	21,041	21,183	-0.7%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	429	721	-40.5%	788	1,389	-43.3%

Other (Income) Expense, Net	(275)	57	-582.5%	(184)	311	-159.2%

Total Expense, Net	10,221	11,746	-13.0%	21,645	22,883	-5.4%

INCOME BEFORE INCOME TAXES	7,506	13,467	-44.3%	14,620	24,927	-41.3%

INCOME TAX PROVISION	1,680	2,784	-39.7%	3,363	5,584	-39.8%

NET INCOME	$5,826	$10,683	-45.5%	$11,257	$19,343	-41.8%

BASIC INCOME PER COMMON SHARE	$0.51	$0.94	-45.7%	$0.99	$1.70	-41.8%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.36	$0.36	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,405	11,400	0.0%	11,405	11,400	0.0%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$37,116	$26,072
Accounts receivable, net of allowance for doubtful accounts of $1,186 and $1,106 at June 30, 2020 and December 31, 2019, respectively	123,161	168,619
Inventories, net	90,902	87,965
Prepaid expenses	5,715	4,796
Total current assets	256,894	287,452
NONCURRENT ASSETS:
Property, plant and equipment, net	93,604	90,735
Right-of-use assets - operating leases	1,432	1,640
Goodwill	11,619	11,619
Other assets	424	521
TOTAL ASSETS	$363,973	$391,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$59,481	$95,750
Accrued liabilities	29,581	27,813
Current portion of operating lease obligation	302	330
Current portion of finance lease obligation	22	21
Long-term obligations due within one year	185	368
Total current liabilities	89,571	124,282
NONCURRENT LIABILITIES:
Long-term obligations	5,000	4,998
Noncurrent portion of operating lease obligation	1,128	1,307
Noncurrent portion of finance lease obligation	26	37
Deferred income tax liabilities	3,360	3,416
Total liabilities	99,085	134,040

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,405,468 and 11,400,102, outstanding at June 30, 2020 and December 31, 2019, respectively	114	114
Additional paid-in capital	151,249	151,055
Accumulated surplus	119,412	112,261
Accumulated other comprehensive loss	(5,887)	(5,503)
Total shareholders' equity	264,888	257,927
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$363,973	$391,967